EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of PhotoWorks, Inc. for the registration of 6,857,436 shares of its common stock and to the incorporation by reference therein of our report dated November 9, 2001 (except for the third paragraph of Note E, as to which the date is December 20, 2001), with respect to the consolidated financial statements and schedule of PhotoWorks, Inc. included in its Annual Report (Form 10-K) for the year ended September 29, 2001, filed with the Securities and Exchange Commission.


                                                 /s/ Ernst & Young LLP

Seattle, Washington
July 1, 2002